Exhibit 10.25

EXECUTION VERSION

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of May 31, 2012, by and between DYNE (DE) LP, a Delaware limited partnership (“Landlord”), and METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of December 29, 2009 (the “Lease”), with respect to certain real property located in Twinsburg, OH, as more particularly described therein (the “Leased Premises”);

WHEREAS, Landlord and Tenant desire to, among other things, extend the term of the Lease and grant to Tenant an early termination option and an option to purchase the Leased Premises, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant agree and covenant as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2. Certain Definitions.

(a) The following definition is hereby added to Paragraph 2 of the Lease:

“Fair Market Rental Value” shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

(b) The definition of “Fair Market Value Date” in Paragraph 2 of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“Fair Market Value Date” shall mean the date when the Fair Market Value or the Fair Market Rental Value is determined in accordance with Paragraph 29.

(c) The definition of “Relevant Date” in Paragraph 2 of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“Relevant Date” shall mean (a) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (b) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii), (c) the Option Purchase Date in the event Tenant gives Landlord an Option Exercise Notice pursuant to Paragraph 35, or (d) the date on which Fair Market Rental Value is determined in the event of any extension of this Lease pursuant to Paragraph 5(b), as applicable.

(d) Notwithstanding anything to the contrary set forth in Paragraph 6 of the Lease, “Basic Rent Payment Date” is hereby amended and modified to be the first (lst) of each calendar month.

3. Term; Renewal Options. Paragraph 5(a) of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

(a) Tenant shall have and hold the Leased Premises for the balance of the initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) which commenced on June 29, 2001 (the “Commencement Date”) and which will end on December 31, 2027 (the “Expiration Date”) (as extended from December 31, 2014 to December 31, 2027 pursuant to that certain First Amendment to Lease Agreement dated as of the May 31, 2012 between Landlord and Tenant (the “First Amendment”)). Provided that the Lease is in full force and effect and no material Event of Default exists and is continuing on the Notice Date (as hereinafter defined) and on each expiration date (either the Expiration Date or the expiration of any Renewal Term (as hereinafter defined)), Tenant shall have the option of renewing the Term of this Lease for two (2) consecutive renewal terms of five (5) years (each such extension, a “Renewal Term”). The Renewal Term will be on the same terms and conditions as provided herein except for the Basic Rent which shall be as shown on “Exhibit D” attached hereto and made a part hereof. Notice of the exercise of the first Renewal Term shall be given by Tenant to Landlord in writing (the “First Renewal Notice”) no earlier than December 31, 2025 nor later than December 31, 2026 (the “First Notice Date”). Provided Tenant exercises its first option to renew the Term, notice of the exercise of the second Renewal Term shall be given by Tenant to Landlord in writing (the “Second Renewal Notice” and with the First Renewal Notice, each a “Renewal Notice”) no earlier than December 31, 2030 nor later than December 31, 2031 (the “Second Notice Date” and with the First Notice Date, each a “Notice Date”). Once given, such Renewal Notice shall be irrevocable and time shall be of the essence with respect to Tenant’s right to deliver the Renewal Notice.

4. Basic Rent. The following shall be added as a new Paragraph 5 to Exhibit “D” of the Lease:

5. Notwithstanding anything to the contrary in Paragraphs 1 through 4 above, as of January 1, 2013 (the “Revised Rent Commencement Date”) Basic Rent payable during the Term shall be $647,400 per annum (as modified from $850,000 commencing on January 1, 2013 to $647,400 per annum pursuant to the First Amendment), payable monthly in advance on each Basic Rent Payment Date, in equal installments of $53,950, subject to annual increases of 2.5% on January 1 of each year for the remainder of the Term. For the avoidance of doubt, the first installment of $53,950 for the month of January, 2013, shall be due on the Basic Rent Payment Date of January 1, 2013; further, CPI adjustments shall not be applicable during the Term or any Renewal Term. Annual Basic Rent for the first year of each Renewal Term shall be an amount equal to the greater of (i) 95% of the Fair Market Rental Value as of the first day of the applicable Renewal Term (each such date, a “Renewal Term Commencement Date”), as determined in accordance with Paragraph 29 of the Lease, and (ii) the then-current year’s Basic Rent, payable monthly in advance on each Basic Rent Payment Date in equal installments, and shall be subject to annual increases of 2.5% on January 1 of each year during the Renewal Term.

5. Landlord’s Work. Landlord agrees, at Landlord’s expense, to repave the parking lot at the Leased Premises on or before December 31, 2012.

6. Termination Option. Paragraph 34 of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

Tenant shall have the one-time right, at its option, to terminate the Lease (other than with respect to any Surviving Obligations) as of December 31, 2024 (the “Termination Date”) upon satisfaction of all of the following conditions precedent: (a) Tenant shall provide Landlord with advance irrevocable written notice of Tenant’s intent to terminate the Lease (the “Termination Notice”) no earlier than January 1, 2023 nor later than December 31, 2023, time being of the essence with respect to such Termination Notice; (b) on the date Tenant exercises the option granted herein, no Event of Default shall have occurred and remain uncured under the Lease; (c) Tenant shall pay to Landlord on or before the Termination Date, a termination payment equal to the sum of (i) $283,142.21, which represents four (4) months of the then-current monthly Basic Rent, plus (ii) $93,724, which represents the unamortized brokerage fees paid by Landlord.

7. Option to Purchase. Paragraph 35 of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

(a) Landlord does hereby give and grant to Tenant the option to purchase the Leased Premises on December 31, 2027 (the “Option Purchase Date”) for a purchase price (the “Purchase Price”) equal to the greater of (i) the Fair Market Value of the Leased Premises as of the Relevant Date, and (ii) $8,500,000. If Tenant intends to exercise such option, Tenant shall give written notice (the “Option Exercise Notice”) to Landlord to such effect no earlier than December 31, 2025 nor later than December 31, 2026, time being of the essence with respect to such Option Exercise Notice. Promptly upon receipt of the Option Exercise Notice by Landlord, the parties shall commence to determine Fair Market Value.

(b) If Tenant shall exercise the foregoing option to purchase the Leased Premises, on the later to occur of (i) the Option Purchase Date and (ii) the date when Tenant has paid the Purchase Price and has satisfied all other Monetary Obligations, Landlord shall convey the Leased Premises to Tenant in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant’s option to purchase hereunder. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINAL FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO GIVE THE OPTION EXERCISE NOTICE, TIME BEING OF THE ESSENCE, THE OPTION PROVIDED IN THIS PARAGRAPH 35 AND ANY EXERCISE THEREOF BY TENANT SHALL CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT, TENANT SHALL EXECUTE SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS OPTION.

8. Determination of Value. Paragraph 29 of the Lease is hereby deleted in its entirety and replaced with the following:

(a) Whenever a determination of Fair Market Value or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value, shall be determined in accordance with the following procedure:

(i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date”) on which (A) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c) or (B) Landlord provides Tenant with notice of Landlord’s intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Landlord and Tenant shall endeavor to agree on such Fair Market Rental Value on the date (also, an “Applicable Initial Date”) which is six (6) calendar months prior to the expiration of the then current Term. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

(ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualification of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the three (3) appraisers. Such average shall be binding and conclusive upon Landlord and Tenant.

(b) All appraisers selected or appointed pursuant to Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in Paragraph 29(a) above shall be borne equally by Landlord and Tenant.

(c) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease with respect to the Leased Premises, as applicable, pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of any underpayment).

(d) In determining Fair Market Value as defined in clause (b) of the definition or Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and Guarantor and (b) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that no Event of Default exists under the Guaranty.

(e) In determining Fair Market Rental Value, the appraisers shall determine the amount that a willing tenant would pay, and a willing landlord of a comparable building located in a radius of twenty-five (25) miles of the Leased Premises would accept, at arm’s length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality, condition (as required by the Lease) of the Improvements; (ii) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (iii) a lease term of five (5) years; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider.

9. Broker. Each of Landlord and Tenant represents to the other that it has dealt with no broker or finder in connection with the execution of this Amendment other than Newmark Knight Frank (“Broker”) and agrees to indemnify, defend, hold and save the other harmless from and against any and all liabilities, damages and expenses arising from or relating to any claim of any broker or finder claiming to have dealt with such party with respect to this Amendment (including, without limitation, the cost of counsel fees in connection with the defense of any such claim or the enforcement such party’s obligations under this Section). Upon execution of this Amendment, Landlord agrees to pay to Broker a commission of 3.5% of the Basic Rent payable from the Revised Basic Rent Commencement Date through the Expiration Date.

10. Modification. Except as modified and amended by this Amendment, all of the conditions, covenants and terms of the Lease hereby are confirmed and ratified and shall continue to be and remain in full force and effect.

11. Entire Agreement. This Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any guarantees, promises, representations or warranties not herein or therein contained and hereinafter made shall have no force and effect unless in writing and executed by the party or parties making such guarantees, promises, representations or warranties.

12. Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

13. Enforceability. If any provision of this Amendment or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Amendment, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

14. Governing Law. Paragraph 37(j) of the Lease is incorporated herein by this reference to the same extent as if fully set forth herein.

15. Binding Agreement. This Amendment shall not be binding upon or enforceable against Landlord unless and until Landlord shall have executed and unconditionally delivered to Tenant an executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be duly executed as of the day and year first above written.

LANDLORD:

DYNE (DE) LP, a Delaware limited partnership

By: METAL (DE) QRS 14-67, INC., a Delaware corporation, its general partner

By:	/s/ Darren R. Postel
Name: Darren R. Postel
Title: Director

TENANT:

METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation

By:	/s/ Mark Blaufuss
Name:	Mark Blaufuss
Title:	Chief Financial Officer